Registration No. 333-_________

As filed with the Securities and Exchange Commission on March 17, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Northfield Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0882592
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

581 Main Street, Suite 810
Woodbridge, New Jersey 07095
(Address of Principal Executive Offices)

Northfield Bancorp, Inc. 2019 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Mr. Steven M. Klein	Edward A. Quint, Esquire
President and Chief Executive Officer	Luse Gorman, PC
Northfield Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
581 Main Street	Washington, DC 20015-2035
Woodbridge, New Jersey 07095	(202) 274-2000
(732) 499-7200
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	6,000,000(1)	$11.73(2)	$70,380,000	$9,136
_________________________

(1)
Represents the maximum number of shares of the registrant’s common stock, par value $0.01 (“Common Stock”) reserved for issuance under the Northfield Bancorp, Inc. 2019 Equity Incentive Plan (the “Equity Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers additional shares that may become issuable under the Equity Plan by reason of certain corporate transactions, or events, including any stock split, stock dividend or similar adjustment of the outstanding common stock of Northfield Bancorp, Inc. (the “Company”), pursuant to Rule 416(a) under the Securities Act.

(2)	Computed in accordance with Rule 457(h) under the Securities Act and based upon the high and low sales price of the Company’s Common Stock as reported on the NASDAQ Global Market on March 12, 2020.
________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2. Plan Information, and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3. Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 001-35791), filed with the Commission on March 2, 2020 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
b)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and
c)    The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on January 23, 2013 (File No. 001-35791).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
None.

Item 6. Indemnification of Directors and Officers
Articles Ninth and Tenth of the Certificate of Incorporation of the Company (for purposes of this Item 6, the Company shall be referred to as “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
NINTH:
A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.
D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.
E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.
TENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Northfield Bancorp, Inc. 2019 Equity Incentive Plan	**

10.2	Form of Director Time-Based Restricted Stock Award Agreement under the 2019 Equity Incentive Plan	***

10.3	Form of CEO Time-Based Restricted Stock Award Agreement under the 2019 Equity Incentive Plan	***

10.4	Form of Executive Vice President Time-Based Restricted Stock Award Agreement under the 2019 Equity Incentive Plan	***

10.5	Form of Employee (Below Executive Vice President) Time-Based Restricted Stock Award Agreement under the 2019 Equity Incentive Plan	***

10.6	Form of CEO Restricted Stock Unit Agreement (Performance-Based Vesting) under the 2019 Equity Incentive Plan	***

10.7	Form of Executive Vice President Restricted Stock Unit Agreement (Performance-Based Vesting) under the 2019 Equity Incentive Plan	***

10.8	Form of Director Stock Option Agreement (Time-Based Vesting) under the 2019 Equity Incentive Plan	***

10.9	Form of Incentive Employee Stock Option Agreement (Time-Based Vesting) under the 2019 Equity Incentive Plan	***

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-181995) filed by the Company under the Securities Act, with the Commission on June 8, 2012, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Northfield Bancorp, Inc. (File No. 001-35791), filed by Northfield Bancorp, Inc. under the Exchange Act on April 9, 2019.

***
Incorporated by reference to Northfield Bancorp Inc.’s Current Report on Form 8-K, dated February 17, 2020, filed with the Securities and Exchange Commission on February 21, 2020 (File Number 001-35791).

Item 9. Undertakings
The undersigned registrant hereby undertakes:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of New Jersey, on this 17th day of March, 2020.

NORTHFIELD BANCORP, INC.
By:	/s/ Steven M. Klein
Steven M. Klein
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Northfield Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Steven M. Klein, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Steven M. Klein may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Northfield Bancorp, Inc. 2019 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Steven M. Klein shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Steven M. Klein	President and Chief Executive Officer (Principal Executive Officer)	March 17, 2020
Steven M. Klein

/s/ William R. Jacobs	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2020
William R. Jacobs

/s/ John W. Alexander	Chairman and Director	March 17, 2020
John W. Alexander

/s/ Annette Catino	Director	March 17, 2020
Annette Catino

/s/ Gil Chapman	Director	March 17, 2020
Gil Chapman

/s/ John P. Connors, Jr	Director	March 17, 2020
John P. Connors, Jr.

/s/ Timothy C. Harrison	Director	March 17, 2020
Timothy C. Harrison

/s/ Karen J. Kessler	Director	March 17, 2020
Karen J. Kessler

/s/ Patrick L. Ryan	Director	March 17, 2020
Patrick L. Ryan

/s/ Frank P. Patafio	Director	March 17, 2020
Frank P. Patafio

/s/ Patrick E. Scura, Jr.	Director	March 17, 2020
Patrick E. Scura, Jr.

	Director	March 17, 2020
Paul V. Stahlin